EXHIBIT 99.1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that any filings, including, without limitation, amended filings, with respect to transactions by RAW Alternative, LLC or Bob Philpott in the securities of DigiPath, Inc. that are required under Section 16 of the Securities Exchange Act of 1934, as amended, may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned further agree to the filing, furnishing or incorporation by reference of this joint filing agreement as an exhibit to any joint filing made pursuant to Section 16.  The undersigned acknowledge that each shall be responsible for the timely filing of necessary reports pursuant to Section 16, including any amendments thereto, and for the completeness and accuracy of the information concerning the undersigned contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that the undersigned knows or has reason to believe that such information is inaccurate.  This joint filing agreement shall remain in full force and effect until revoked by any party hereto in a signed writing, provided to each other party hereto, and then only with respect to such revoking party.

This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby executes this Joint Filing Agreement as of this 22nd day of January 2015.

Dated:  January 22, 2015

By: /s/ Robert Philpott

Name: Robert Philpott

RAW Alternative, LLC

By: /s/ Robert Philpott

Name: Robert Philpott

Title: Chief Financial Officer